Limited Signatory Power By this Limited Signatory Power, the undersigned authorizes and designates each of Danielle McCoy, Suzanne Barr, Veronique Fine, Thomas Klein, and James Myers each with full power of substitution, to execute and file on behalf of the undersigned all Forms 3, 4 and 5 (including any exhibits, attachments and amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Fannie Mae. The authority of Danielle McCoy, Suzanne Barr, Veronique Fine, Thomas Klein, and James Myers under this Limited Signatory Power shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to ownership of or transactions in securities of Fannie Mae, unless earlier revoked in writing. The undersigned acknowledges that Danielle McCoy, Suzanne Barr, Veronique Fine, Thomas Klein and James Myers are not assuming, nor is Fannie Mae assuming, any of the undersigned's responsibilities to file Forms 3, 4 and 5 or otherwise comply with any related laws or regulations. Date: __________________ Signed: _____________________ William J. Pulte October 14, 2025 /s/ William J. Pulte